FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                  Judith M. Kruger
                  2095 W Vista Way, Suite 218
                  Vista, CA 92083

2.   Date of Event Requiring Statement (Month/Day/Year)

                  2/2/01

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                  ###-##-####

4.   Issuer Name and Ticker or Trading Symbol

                  TESSA COMPLETE HEALTH CARE, INC.  (TESSA-OB)

5.   Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  /x/    Director
                  / /    Officer (give title below)

                  / /    10% Owner
                  / /    Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

                  N/A

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  /X/    Form filed by One Reporting Person
                  / /    Form filed by More than One Reporting Person

                  See next page for list of reporting persons
FORM 3 (CONTINUED)

                                      Table 1 -- Non-Derivative Securities Beneficially Owned
-------------------------------- --------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)  2. Amount of Securities           3.  Ownership Form: Direct      4. Nature of Indirect
                                    Beneficially Owned (Instr. 4)      (D) or Indirect (I)            Beneficial Ownership
                                                                       (Instr. 5)                     (Instr. 5)
-------------------------------- --------------------------------- ------------------------------- ---------------------------
None
-------------------------------- --------------------------------- ------------------------------- ---------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative        2. Date Exercisable      3. Title and Amount of   4. Converstion 5. Ownership     6. Nature of
   Security (Instr. 4)           and Expiration Date      Securities               or             Form of          Indirect
                                 (Month/Day/Year)         Underlying               Exercise       Derivative       Beneficial
                                                          Derivative Security      Price of       Security:        Ownership
                                                          (Instr. 4)               Derivative     Direct (D)       (Instr. 5)
                                                                                   Security       or Indirect
                                                                                                  (I) (Instr.
                                                                                                  5)
                              ------------------------ ------------------------
                              Date         Expiration     Title      Amount
                              Exercisable  Date                      or
                                                                     Number
                                                                     of Shares
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------
None
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------

Explanation of Reponses:

     Not a shareholder.  Resigned as Director 2/2/2001.


                        /s/ Judith M. Kruger                            4/17/01
                        -------------------------------------         ----------
                        * Signature of Reporting Person                  Date